UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 26, 2012

GOLDEN GRAIN ENERGY, LLC
(Exact name of registrant as specified in its charter)

Iowa	000-51177	02-05753616
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

	1822 43rd St. SW, Mason City, IA	50401
	(Address of principal executive offices)	(Zip Code)

(641) 423-8525
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 26, 2012, we executed amended credit agreements with our primary lenders, Farm Credit Services of America, FLCA and Farm Credit Services of America, PCA (collectively "Farm Credit"). The primary purposes of these credit agreement amendments were to increase the amount that we have available to borrow on our long-term revolving loans and to change our financial loan covenants. Specifically, we executed an Amendment to the Master Loan Agreement, a $30 million Revolving Term Loan Supplement and a $5 million Revolving Term Loan Supplement.

Pursuant to the amended credit agreements, Farm Credit increased our credit availability on our long-term revolving loans from $22.5 million to $35 million. The credit agreement amendments did not change the terms of our short-term seasonal line of credit. In addition, the amended credit agreements increased our minimum working capital covenant from $12 million to $15 million and reduced our minimum tangible net worth covenant from $62.5 million to $55 million. Our $30 million Revolving Term Loan is subject to a reducing feature which provides that the amount of capital we can borrow decreases by $2.5 million semi-annually starting on August 1, 2013 and continuing until this revolving loan matures on February 1, 2019. Our $5 million Revolving Term Loan is not subject to any reductions until it matures on February 1, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDEN GRAIN ENERGY, LLC

Date:	December 28, 2012	/s/ Christine Marchand
Christine Marchand
Chief Financial Officer
(Principal Financial Officer)